Exhibit 10.68
CYTOKINETICS, INCORPORATED
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (this “Agreement”) is made and entered into by and between                      (“Executive”) and Cytokinetics, Incorporated, a Delaware corporation (the “Company”), effective as of                      (the “Effective Date”).
BACKGROUND
     A. It is expected that the Company from time to time will consider a possible acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the Company’s and its stockholders’ best interests to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a change of control of the Company.
     B. The Board believes that it is in the Company’s and its stockholders’ the best interests of to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a change of control for the benefit of its stockholders.
     C. The Board believes that it is in the Company’s the best interests to provide Executive with certain severance benefits upon Executive’s termination of employment following a change of control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding a possible change of control.
AGREEMENT
     The parties hereby agree as follows:
     1. Definition of Terms. The following capitalized terms referred to in this Agreement will have the following meanings:
          (a) “Arbitration Agreement” means the Arbitration Agreement by and between the Company and Executive, as may be amended from time to time, and any successor agreement thereto.
          (b) “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits).

A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable, taken as a whole, than that provided to other Officers at the same time during the period Executive is entitled to receive severance pursuant to this Agreement. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his or her eligible dependents).
          (c) “Cause” means any of the following:
                    (i) Executive’s failure by to substantially perform Executive’s duties with the Company (other than due to Executive’s incapacity as a result of physical or mental illness for a period not to exceed 90 days);
                    (ii) Executive’s engaging in conduct which is materially injurious to the Company, its business or reputation, or which constitutes gross misconduct;
                    (iii) Executive’s material breach of this Agreement, the Invention Agreement or any other agreements between Executive and the Company;
                    (iv) Executive’s material breach, or act or omission in material contravention of, the Company’s policies adopted by the Board or any committee thereof, including, without limitation, the Company’s Code of Ethics, Insider Trading Compliance Program, Disclosure Process and Procedures and Corporate Governance Guidelines;
                    (v) Executive’s conviction for or admission or plea of no contest with respect to a felony; or
                    (vi) Executive’s act of fraud against the Company, misappropriation of material property belonging to the Company, or act of violence against an officer, director, employee, contractor, agent or representative of the Company;
          provided, however, that if any of the foregoing events in (i), (iii) or (iv) are reasonably capable of being cured, such event will only be deemed to be “Cause” if the Company has provided written notice to Executive describing the nature of such event, and Executive fails to cure such event to the Company’s reasonable satisfaction within thirty (30) days of his or her receipt of such notice.
          (d) “Change of Control” means the occurrence of any of the following:
                    (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

                    (ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
                    (iii) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
                    (iv) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors of the Company are Incumbent Directors. “Incumbent Director” means a director of the Board who either (A) is a director of the Board as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination did not occur in connection with any transaction described in subsection (d)(i), (d)(ii) or (d)(iii) above.
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Disability” means that Executive has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. If Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
          (g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (h) “Good Reason” means the occurrence of any one or more of the following conditions, unless agreed to by Executive in writing or as set forth below:
(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties or responsibilities;

(iii)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, e.g., a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

(iv)	A material diminution in the budget over which the Executive retains authority prior to such change;

(v)	A material change in the geographic location at which the Executive must perform the services (i.e., the relocation of Executive’s place of employment to a location more than 50 miles from the Company’s office location at the time of the Change of Control); or

(vi)	Any other action or inaction that constitutes a material breach by the Company or a successor entity of this Agreement;
provided that, to establish “Good Reason,” Executive must give written notice of occurrence of the applicable event to the Company within ninety (90) days of the initial existence of the condition. If such condition is not cured to Executive’s reasonable satisfaction within thirty (30) days from the Company’s receipt of such notice, then Executive may exercise Executive’s rights under this Agreement to resign for Good Reason, provided that if Executive has not exercised such right within forty-five (45) days of the date of such notice, Executive will be deemed to have agreed to the occurrence of such event.
          (i) “Invention Agreement” means the Proprietary Information and Invention Assignment Agreement by and between the Company and Executive, as may be amended from time to time, and any successor agreement thereto.
          (j) “Officer” means an “officer” of the Company, as defined in Rule 16a-1(f) under the Exchange Act.
          (k) “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.
          (l) “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
          (m) “Treasury Regulations” means Title 26 of the U.S. Code of Federal Regulations.
     2. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     3. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or by law.
     4. Duties and Scope of Employment.
          (a) Positions and Duties. As of the Effective Date, Executive will serve as                     of the Company. Executive will render such business and professional services in the performance of his or her duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board.
          (b) Obligations. While Executive is employed by the Company, Executive will (i) perform his or her duties faithfully and to the best of his or her ability and will devote his or her full business efforts and time to the Company, and (ii) not engage in any other employment, occupation or consulting activity for any material direct or indirect remuneration without the Board’s prior approval.
     5. Compensation.
          (a) Base Salary. While Executive is employed by the Company, the Company will pay Executive an annual salary as determined in the discretion of the Board or any committee thereof. The base salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.
          (b) Performance Bonus. Executive will be eligible to receive an annual bonus and other bonuses, less applicable withholding taxes, as determined by the Board or any committee thereof in the Board’s or such committee’s sole discretion.
          (c) Equity Compensation. Executive will be eligible to receive stock option grants, and other equity compensation awards, as determined by the Board or any committee thereof in the Board’s or such committee’s sole discretion.
     6. Employee Benefits. While Executive is an employee of the Company, Executive will be entitled to participate in the Benefit Plans currently and hereafter maintained by the Company of general applicability to other Officers, subject to any eligibility or other terms of such Benefit Plans. The Company reserves the right to cancel or change the Benefit Plans it offers to its employees at any time.
     7. Vacation. Executive will be entitled to vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.
     8. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties as an employee of the Company, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

     9. Severance Benefits.
          (a) Involuntary Termination Following a Change of Control. If within eighteen (18) months following a Change of Control:
(X)	(i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or

(ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause; and

(Y)	Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company;
then Executive will receive the following severance from the Company:
                    (i) Severance Payment. Executive will be entitled to (A) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s base salary rate, as then in effect, for a period of eighteen (18) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) a lump-sum payment equal to 100% of Executive’s target annual bonus as of the date of such termination.
                    (ii) Equity Awards. All of Executive’s then-outstanding equity awards, including, without limitation, stock options and restricted stock awards, will immediately vest and, if applicable, become exercisable, as to 100% of such award.
                    (iii) Continued Employee Benefits. Executive will receive Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for a period equal to the shorter of (A) eighteen (18) months, and (B) such time as Executive secures employment with benefits substantially similar, taken as a whole, to those provided under the Company’s Benefit Plans at that time.
          (b) Timing of Severance Payments.
                    (i) General. Any lump-sum severance payment to which Executive is entitled will be paid by the Company to Executive in cash and in full, within ten (10) calendar days after the date of the termination of Executive’s employment as provided in Section 9(a), or if later, the effective date of the release of claims, and any other severance payments will be paid in accordance with normal payroll policies as provided in Section 9(a). If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump-sum payment to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.
                    (ii) Section 409A.

                         (A) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the severance payable to Executive, if any, pursuant to this Agreement, together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that would otherwise be payable within the first six (6) months following Executive’s termination of employment, will instead become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
                         (B) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
                         (C) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
                         (D) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
          (c) Voluntary Resignation; Termination for Cause. If Executive’s employment terminates within eighteen (18) months following a Change of Control (i) voluntarily by Executive other than for Good Reason or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits, except for those as may then be established under the Company’s then existing severance plans and Benefits Plans or pursuant to other written agreements with the Company.
          (d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits, except for those as may then be established under the Company’s then existing written severance and Benefits Plans or pursuant to other written agreements with the Company.
          (e) Termination Apart from Change of Control. If Executive’s employment terminates for any reason, either prior to the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, then Executive will be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance plans and Benefits Plans, if any, or pursuant to any other written agreements with the Company.
          (f) Exclusive Remedy. If Executive’s employment terminates within eighteen (18) months following a Change of Control, the provisions of this Section 9 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 9.
     10. Conditional Nature of Severance Payments.
          (a) Invention Agreement. If Executive is in material breach of the Invention Agreement, including, without limitation, Executive’s obligations of confidentiality and of non-solicitation contained in the Invention Agreement, then upon such breach by Executive: (i) Executive will refund to the Company all cash paid to Executive pursuant to Section 9 of this Agreement; and (ii) all severance benefits pursuant to this Agreement will immediately cease.
          (b) Non-Competition. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the eighteen (18) months following the termination of Executive’s employment, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Accordingly, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in this Agreement (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with the Company or is a customer of the Company during such 18-month period. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 2% of the capital stock of a company that directly competes with the Company, provided such capital stock is traded on a national securities exchange or through the automated quotation system of a registered securities association. Upon any breach of this Section, (i) Executive will refund to the Company all cash paid to Executive pursuant to Section 9 of this Agreement; and (ii) all severance payments pursuant to this Agreement will immediately cease.

     11. Limitation on Payments. If the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:
          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11. If there is a reduction pursuant to this Section 11 of the severance benefits to be delivered to Executive, such reduction will first be applied to any cash amounts to be delivered to Executive under this Agreement and thereafter to any other severance benefits of Executive hereunder.
     12. Invention and Arbitration Agreements. Executive agrees and acknowledges that the Invention Agreement and the Arbitration Agreement will continue in full force and effect and Executive agrees to abide by the terms thereof.
     13. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations and rights under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets that executes and delivers an agreement setting forth the assumption described above or that becomes bound by this Agreement by operation of law.

          (b) Executive’s Successors. This Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     14. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer (or, if Executive holds the position of Chief Executive Officer, then to the Company’s General Counsel).
          (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(a). Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).
     15. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor, except as otherwise contemplated in this Agreement, will any such payment be reduced by any earnings that Executive may receive from any other source.
          (b) Waiver and Modification. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (d) Entire Agreement. This Agreement, the Invention Agreement and the Arbitration Agreement constitute the entire agreement of the parties hereto with respect to their respective subject matter, and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to such subject matter.
          (e) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions that would lead to the application of the laws of another State) will govern the validity, interpretation, construction and performance of, and any disputes in connection with, this Agreement.
          (f) Severability. If any provisions herein are found to be unenforceable on the grounds that they conflict with applicable laws, the parties intend that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions will not in any way be affected or impaired thereby.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (h) Advice of Counsel; Understanding of Obligations. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel. This Agreement will not be construed against any party by reason of the drafting or preparation hereof. Executive represents that he or she has read and understood all of his or her obligations under this Agreement, the Invention Agreement and the Arbitration Agreement, and hereby confirms the reasonableness of the duration, scope and geographic coverage of such obligations.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below, to be effective as of the Effective Date.

COMPANY	CYTOKINETICS, INCORPORATED

By:

Name:

Title:

EXECUTIVE	By:

Name:

Title: